                                                                  EXHIBIT 10.2


                               EMPLOYMENT AGREEMENT

      Employment Agreement ("Agreement") made this 19th day of March 1996, between VDI ("Employer") and Tom Ennis ("Employee").

      The parties agree as follows:

      1. TERM OF AGREEMENT. The term of this Agreement will commence on March 18, 1996, and shall continue until March 18, 1997, or upon an earlier termination date, as provided in Paragraph 8. This Agreement, or any parts thereof, may be renewed for another one year period at the sole option of Employer, at the same terms and conditions set forth herein, with the exception of the weekly bonus described in paragraph 4.2. Employer shall retain the option to renew this Agreement at any time up to 60 days after the expiration of the term of this Agreement.

      2. DUTIES OF EMPLOYEE. Employee shall be initially employed in the position of Vice President Marketing. Employee's duties shall include such services and duties normally associated with the position of Vice President Marketing. Such duties shall include but not be limited to maintaining and improving the relationships with Employer's existing clients, developing additional business, other services and duties as may be assigned from time to time by Employer's CEO.

      3. TIME AND EFFORTS. Employee will use Employee's full time and efforts in the discharge of Employee's services and duties. Employee will at all times faithfully and industriously and to the best of Employee's ability, experience and talents perform all of the services and duties that may be required to the satisfaction of Employer. Such services and duties shall be rendered at such place or places as Employer shall require, or as the interests, needs, business and opportunities of Employer shall require or deem advisable. Employer shall give Employee ninety (90) days notice of relocation.

      4. COMPENSATION. In full payment for Employee's performance, Employer shall pay to Employee compensation determined in accordance with this paragraph 4.

            4.1 SALARY. Employee shall receive a weekly salary of One Thousand Nine Hundred Twenty-Three Dollars and Eight Cents ($1,923.08).

            4.2 WEEKLY BONUS. For the period March 18, 1996 through March 18, 1997, Employee shall be eligible for a bonus of Four Hundred Eighty Dollars and Seventy-Seven Cents ($480.77) to be earned and paid on a weekly basis, based on Employee's continued employment during each applicable week and satisfactory performance of Employee's duties, as determined by Employer.

      5. STOCK OPTION ELIGIBILITY. In the event that a stock option plan is developed and becomes effective during the term of this Agreement, so long as Employee is employed as a Vice President Marketing of Employer, Employee will be eligible for participation pursuant to the provisions of such plan.

      6. EXPENSES. Employer shall, in accordance with its established policies, reimburse Employee for all reasonable and necessary business expenses (i.e., travel, entertainment and lodging) incurred by Employee in the discharge of Employee's duties.

      7. VACATIONS, HOLIDAYS AND GROUP INSURANCE. Employee will be eligible for benefits, vacations, holidays and group insurance coverage, under the terms of Employer's existing policies and procedures, which are made available to Employer's employees generally. Employer reserves the right, in its sole discretion, at any time, to amend or cancel its policies and procedures related to vacations, holidays or group insurance, or other benefits. Employer shall advance Employee five (5) days paid vacation benefits for use by Employee by August 1, 1996. In the event Employee's employment ends before Employee has accrued the advanced vacation, Employee hereby authorizes Employer to deduct the advanced vacation pay from Employee's paychecks, including the final paycheck, and weekly bonus amounts, and will execute any other written authorization for the deduction(s), as may be required.

      8.    TERMINATION.

            8.1 This Agreement may be terminated at any time by Employer, only for cause. In addition, if, at any time, Employee breaches this Agreement, or fails or refuses or neglects to perform any of Employee's obligations under this Agreement, Employer may immediately terminate this Agreement.

            8.2    Upon termination:

                   (1) All of Employer's obligations under this Agreement cease, except Employer shall be liable to Employee for that portion of the salary and bonus fully earned and unpaid under paragraph 4 above, as of the termination date. Employee's obligations under paragraphs 9, 10, 13 and 14 shall continue in full force. In

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addition, paragraphs 17, 18, 19, 20, 21, 24, 25 and 26 shall continue in full force and effect with regard to any dispute or Claim as defined in paragraph
17.

                   (2) Employee will immediately return all Employer files, records, documents, plans, drawings, specifications, equipment, pictures, videotapes, and papers or other documents or similar items including any copies or abstracts thereof, concerning the business or operations of Employer, its parent or subsidiary, or any affiliated entity of any of the foregoing, whether prepared by Employee or otherwise coming into Employee's possession or control.

                   (3) Employee will cooperate with and assist Employer, its parent, any subsidiary, affiliated entity of any of the foregoing or any of their officers or representatives, its officers, directors, employees and their agents and representatives, in the orderly transition of management and assist and cooperate, including, but not limited to testifying or providing information to Employer, its parent, any subsidiary, affiliated entity of any of the foregoing or any of their officers or representatives, in the investigation, preparation or handling of any actual or threatened court action, arbitration or administrative proceeding involving any matter that arose during, related to or in connection with the period of Employee's employment. Such assistance and cooperation will be rendered at times and places convenient to the parties.

      9. INVENTIONS AND PATENTS. Employee will assign all of Employee's rights in any invention to Employer as follows: all inventions developed during Employee's working time; all inventions which Employee developed using Employer's equipment, supplies, facilities, or trade secret information; and all inventions developed entirely on Employee's own time if those inventions relate, at the time of conception or reduction to practice of the invention, to Employer's business or to actual or demonstrably anticipated research or development of Employer, or if those inventions resulted from any work performed by Employee for Employer. This does not apply to an invention of Employee's which is protected from being assigned to Employer under California Labor Code Section 2870.

     10. TRADE SECRETS AND CONFIDENTIAL AND PROPRIETARY INFORMATION OF EMPLOYER. Employee understands and agrees that the trade secrets and confidential and proprietary information of Employer are valuable to Employer and are essential in the operations of Employer's business. Employee further understands and agrees that Employer is entering into this Agreement based upon and in reliance upon, among other things, Employee's agreements set forth in this paragraph 10.

            10.1 Employee may have access to, may acquire and become acquainted with various trade secrets and confidential and proprietary information

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("proprietary information"), relating to Employer's activities, business, services, operations, guests and clients, including but not limited to: information about clients; client, employee, supplier, and distributor lists; contacts, addresses, information about employees and employee relations; training manuals and procedures; recruitment methods and procedures; employment contracts; employee handbooks; information about clients; information about suppliers; activities of clients, employees, officers, directors, agents and representatives; information about Employer's owner(s), its affiliates; price lists; costs and expenses; documents; budgets; proposals; financial information; inventions; patterns; processes; formulas; computer programs; information about development, manufacturing, sales and marketing programs and techniques; information about recruitment and distribution techniques, specifications; and tapes and compilations of information; and other information that is not generally known to the public. The proprietary information is owned by Employer, its parent, any subsidiary or any related entity of any of the foregoing, or clients of any of the foregoing; and/or is used in the operation of Employer's, its parent, any subsidiary or any related entity of any of the foregoing, or client's business.

            10.2 Employee shall hold in strictest confidence and shall not (other than as specifically allowed in writing by Employer) disclose or use any proprietary information, directly or indirectly, either during the term of Employee's employment, or for ten (10) years after termination, except as required by Employer in the course of Employee's employment.

            10.3 All items referred to in this paragraph 10 and its subparts and similar items relating to the business of Employer, its parent, any subsidiary or affiliated entity of any of the foregoing or a client, whether prepared by Employee or otherwise, shall remain the exclusive property of Employer, its parent, any subsidiary or affiliated entity of any of the foregoing or client and shall not be removed from Employer's premises or the premises of its parent, any subsidiary or affiliated entity of any of the foregoing or client's without prior written consent of Employer. Employee shall not copy or reproduce such documents or other materials for the use or benefit of any person or entity other than Employer without Employer's prior written permission.

            10.4 The remedy at law for breach of this paragraph 10 and its subparts is inadequate and Employer, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate court or arbitrator, at Employer's election, pursuant to paragraph 18 below.

     11. COMPLIANCE WITH EMPLOYER POLICIES. Employee will be subject to and will adhere to all of Employer's policies and procedures applicable to Employer's employees generally, including, but not limited to, all policies relating to standards of

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conduct, conflicts of interest, and compliance with Employer's rules, regulations and policies.

     12. EXCLUSIVITY OF EMPLOYMENT. During the term of this Agreement, Employee's services shall be exclusive to Employer. During the term of this Agreement, Employee shall not (a) engage in any other employment; (b) engage in any activity that is competitive to Employer; (c) attempt to influence any of Employer's clients or guests, potential clients or guests, suppliers, or the employees, directors, officers, agents or representatives of any of the foregoing, either to divert their business, or to perform services for, any of Employer's competitors or to become an employee, agent or representatives of any of Employer's competitors; or (d) form, attempt to form or discuss the formation of any business competitive with Employer, its parent, any subsidiary or affiliated entity of any of the foregoing with any third person or entity, unless Employer's CEO provides specific written approval in advance.

     13. PERFORMANCE OF SERVICE FOR A COMPANY OTHER THAN EMPLOYER. Employee agrees that the following recital is correct.

     In the event Employee solicits or provides services to any client, supplier, competitor, developer, distributor or manufacturer of Employer, either during the term of Employee's employment or at any time thereafter, Employee necessarily would have to make use of those trade secrets and/or confidential or proprietary information referred to in paragraph 10 and its subparts of this Agreement.

Therefore, Employee will not, directly or indirectly, solicit, assist in solicitation, provide services, or assist in the provision of services to any client, supplier, competitor, developer, distributor or manufacturer of Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, during the term of this Agreement, or for a period of one (1) year thereafter. Notwithstanding the above recital, and the one-year limitation set forth herein, the terms of paragraph 10 and its subparts related to trade secrets, confidential and proprietary information shall continue in full force and effect for ten (10) years.

     14. NO SOLICITATION OF EMPLOYEES. Employee will not, either during the term of this Agreement or at any time thereafter, attempt to solicit or influence any of Employer's employees to: (a) become employees of, or render services to, any other employer, business, person or entity; (b) engage in any business or commercial undertaking not sponsored by Employer, without Employer's prior written permission; or (c) engage in any activity contrary to or conflicting with the interests of Employer, while the employee is employed at Employer. The remedy at law for breach of this paragraph is inadequate and Employer, in addition to any other remedy, can seek appropriate

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injunctive relief from an appropriate court or arbitrator, at its election, pursuant to paragraph 18.

     15. OWNERSHIP IN COMPETING BUSINESS. During employment with Employer, neither Employee, nor a member of Employee's immediate family shall own or have a financial interest in any entity with which Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, in any way conducts business or competes, except with prior written authorization by the CEO of Employer. In addition, neither Employee nor a member of Employee's immediate family shall enter into any transaction with any person or entity which Employee knows or should know is, or is closely connected with, a client of Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, or significantly affected by the work or activities of Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, except with prior written authorization by the CEO of Employer. This paragraph 15 shall not apply to the ownership of non-restricted shares constituting less than five percent (5%) of all outstanding shares in a publicly held corporation. Employee will promptly notify Employer, in writing, in the event Employee's spouse, child or other immediate family member becomes employed by a vendor or competitor of Employer.

     16. RELIEF FROM DUTIES. If for any reason, Employee is unable to perform the essential functions of Employee's job in a manner satisfactory to Employer due to disability or otherwise, without waiving its rights under paragraph 8, Employer reserves the right to relieve Employee of all duties and responsibilities without further compensation or accrual of bonus or benefits, until Employer is assured to its satisfaction, that Employee is able to perform all essential job functions on a full-time basis with or without reasonable accommodation. Subject to applicable law: (a) Employer reserves the right to hire a permanent replacement when Employee is relieved of all duties and responsibilities under this paragraph; and (b) there is no guarantee that Employee's position will be available when, if ever, Employee is ready to resume Employee's normal full-time duties. If appropriate, Employer may require Employee to be examined by a physician chosen by Employer, at Employer's expense prior to Employee's resumption of normal duties.

     17. DISPUTE RESOLUTION PROCEDURE. If a Claim (as defined below) arises, whether or not arising out of Employee's employment, termination of employment, or otherwise, that the Employer may have against Employee, or that Employee may have against the Employer or against its parent, subsidiaries, affiliated entities of any of the foregoing, the shareholders, officers, directors, employees, agents or any other representatives of any of the foregoing, such Claim shall be resolved in accordance with the procedure set forth below. A Claim must be processed in the manner set forth below, otherwise the Claim shall be void and deemed waived even if there is a federal or state statute of limitations which would allow more time to pursue the Claim.

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            17.1  Within 180 days from the date that the aggrieved party knew or should have known of the facts that gave rise to the Claim, the aggrieved party must give written notice of the Claim to the other party hereto. The parties will hold informal discussions and attempt to resolve the Claim. If written notice of the Claim is not given within the 180-day period, the Claim will be deemed to be time-barred.

            17.2 If the Claim is not resolved within 30 days after the written notice of the Claim was given pursuant to paragraph 17.1, either party may initiate arbitration by serving upon the other party written Demand for Arbitration and by filing the Demand for Arbitration in conformance with the rules of the American Arbitration Association ("AAA"). The written Demand for Arbitration must be served within 45 days after the end of such 30-day period.

            17.3 The written Demand for Arbitration shall describe the factual basis of all Claims asserted, and shall be served upon the other party hereto by certified or registered mail, return receipt requested. If Demand for Arbitration is not served within the applicable time period, the Claim will be deemed to be time-barred.

            17.4 Written notice or Demand for Arbitration, or both, to Employee will be mailed to Employee's address as it appears in the Employer's records. Written notice or Demand for Arbitration, or both, to the Employer, or its officers, directors, employees or agents, shall be sent to VDI,
Attention: Don Stine, 6920 Sunset Boulevard, Hollywood, CA 90028.

            17.5 The arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the AAA before a single arbitrator. The arbitration shall take place in Los Angeles County, California.

                  (1) The Arbitrator shall be selected as follows. The AAA shall give each party a list of 11 arbitrators drawn from its panel of labor and employment arbitrators. Each side may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately, in a telephone conference no more than five (5) days after the parties receive notice that more than one acceptable arbitrator remains, until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish one additional list, and the above procedure will be utilized. If no arbitrator is designated from the second list, the procedure of the Employment Resolution Rules will be utilized to select the arbitrator.

                  (2) Any party may be represented in the arbitration by an attorney or other representative selected by such party.

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                  (3)  The parties waive the provisions of California Code of
Civil Procedure Section 1283.05. Each party shall have the right to take the deposition of one individual and any expert witness designated by the other party. Each party also shall have the right to make requests for production of documents to the other party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. All issues related to discovery will be resolved by the arbitrator.

                  (4) At least fourteen (14) days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.

                  (5) The arbitrator will have no authority to: (a) adopt new Employer policies or procedures, (b) modify this Agreement or existing Employer policies, procedures, wages or benefits, or (c) in the absence of written waiver pursuant to paragraph 17.11 below, hear or decide any matter that was not processed in accordance with this Agreement. The arbitrator shall have exclusive authority to resolve any Claim, including, but not limited to, any contention that all or any part of this Agreement is void or voidable. The arbitrator will have the authority to award any form of remedy or damages that would be available in a court of law.

                  (6) The parties shall each pay one-half of the fees of the American Arbitration Association and the arbitrator. The parties will pay their own attorneys' fees and expenses associated with the arbitration.

            17.6 EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION AS PROVIDED IN THIS AGREEMENT. Subject to paragraph 17.9 neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement. To the extent permitted by law, Employee agrees not to initiate or prosecute against Employer any administrative action (other than an administrative charge of discrimination) in any way related to any Claim covered by this Agreement.

            17.7 The arbitration will be conducted in private, and will not be open to the public or the media. The testimony and other evidence presented, and the results of the arbitration, unless otherwise agreed to in writing by both parties, are confidential and may not be made public or reported in any way or through any means, including, but not limited to, to any news agency or legal publisher or service, except pursuant to a court order, provided that Employer or Employee shall give written notice, as soon as reasonably practicable after it becomes aware or should have become aware of any judicial proceeding to enable the other to seek a protective order before disclosure occurs.

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            17.8  The arbitrator shall render a written decision and award
(the "Award"), which shall set forth the facts and reasons that support the Award. The Award shall be final and binding on Employer and Employee.

            17.9 The term "Claim" is defined to include, but is not limited to, controversies relating to: compensation or benefits, breach of any contract, torts, discrimination under state, federal or local law; and violation of any federal, state, or other governmental law, statute, regulation, or ordinance. However, this Dispute Resolution Procedure shall not apply to any Claim: for workers' compensation or unemployment benefits. Claims by Employer for injunctive and/or other equitable relief for any Claim including but not limited to (i) unfair competition, or (ii) the use and/or unauthorized disclosure of proprietary information, or (iii) the solicitation or influence of Employer's employees, may at Employer's election be brought either in arbitration or in a court. If Employer seeks injunctive relief in court, it may then proceed with arbitration under this Agreement.

            17.10 For the purpose of this paragraph 17 and its subparts, the term "Employer" is defined to include its shareholders, officers and directors, agents, managers, its parent and all subsidiary and related or affiliated entities and their shareholders, agents, managers, officers and directors, all benefit plans, the benefit plans' sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

            17.11 Either party, in their sole discretion, may, in writing, waive, in whole or in part, the other's failure to follow any time limit or other requirement set forth in this Agreement. Any such waiver shall not be deemed the waiver of any other time limit or requirement or any subsequent failure to follow any time limit or other requirement.


     18. INJUNCTIVE RELIEF. The services of Employee, as well as the proprietary information of Employer are of a special, unique, unusual and extraordinary nature, which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law. The breach by Employee of any provision of this Agreement would cause the Employer irreparable injury and damage, the measure of which could not be adequately measured at law. Employer shall be entitled, as a matter of right in addition to and without the prejudice of any other right or remedy, to injunctive and other equitable relief in an appropriate court to prevent the violation of any provision of this Agreement by Employee and/or to cause Employee to comply with the respective provisions hereof, as applicable. Employee hereby consents to the granting of such injunctive or other equitable relief, provided notice pursuant to paragraph 20, of such action is given to Employee. The exercise by Employer of any of

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its rights hereunder shall not constitute a waiver by Employer of any other rights which it may have to damages or otherwise.

     19. CONSENT TO JURISDICTION. All legal proceedings in connection with this Agreement shall be undertaken before an arbitrator pursuant to paragraph 17 and its subparts, except that claims for injunctive or other equitable relief, or extraordinary writs, may, at the option of Employer, be brought in a proper court in the State of California, County of Los Angeles. Employer's election to seek such relief in court shall not constitute a waiver of arbitration pursuant to paragraph 17 and its subparts, but shall be used to preserve the status quo pending arbitration. Both parties hereby consent to the jurisdiction of any arbitrator or court, state or federal, in the State of California, provided notice is given, as provided in paragraph 20 below, of the commencement of such action. Any court of competent jurisdiction may enforce the decision of the arbitrator as such decision is determined pursuant to paragraph 17 and its subparts.

     20. NOTICE. Any notices to be given hereunder shall be deemed given upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses, as shall be specified in any notice given):

            IN THE CASE OF EMPLOYER:
            ------------------------

            VDI
            6920 Sunset Boulevard
            Hollywood, CA 90028

            Attention:  Don Stine


            IN THE CASE OF THE EMPLOYEE:
            ----------------------------

            Tom Ennis
            24711 Via Madera
            Calabasas, CA 91302

     21. ENTIRE AGREEMENT. This Agreement is an integrated document which embodies the entire understanding between the parties and supersedes all prior discussions, communications, understandings or agreements between them relating in any way, directly or indirectly, to Employee's employment with Employer or the matters covered by this Agreement. No party shall be bound by any definitions, conditions, agreements, warranties, or representations other than as expressly stated in this

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Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto or the party whose rights are affected.

     22. NO ORAL CHANGE: AMENDMENT. This Agreement may be amended or modified only in writing signed by both parties. Any provision hereof may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought. No waiver of any provision or breach shall be deemed a waiver of any other provision or breach of any subsequent application of any provision or any subsequent breach.

     23. ENFORCEABILITY. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining portions of this Agreement will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid, illegal or unenforceable term will be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability and/or validation of such term or provision.

     24. GOVERNING LAW. This Agreement will be governed by the laws of the State of California applicable to employment contracts without giving effect to any conflict of law provisions thereof.

     25. BINDING EFFECT. This Agreement shall be binding on Employee's heirs, executors, administrators and estate. Employer may assign this Agreement to any successor entity. Employee is prohibited from assigning his rights, duties or obligations under this Agreement, and any purported assignment by Employee shall be null and void.

     26. TITLES. The titles in this Agreement are for the convenience of the parties and the Agreement shall be interpreted without reference thereto.

     27. MERGER OF EMPLOYER. If Employer shall at any time be merged or consolidated into or with any other corporation or if substantially all of the assets of Employer are transferred to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation or to which such assets shall be transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

     28. ATTORNEYS' FEES. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such suit. Employee agrees that the following recital is correct.

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            Employee is not subject to any agreement, whether express or oral or in writing, including but not limited to any agreement of continued employment, with any of Employee's former Employer(s), including but not limited to, DBL International ("DBL").

     On the basis of the above recital, Employer agrees to indemnify, defend and hold Employee harmless from and against any and all liabilities, obligations and losses based on allegations of breach of contract, including related costs and expenses, any and all of which not to exceed a total of $25,000.00, arising out of or incurred in connection with any demands, claims, suits, or cause of action brought against Employee by DBL during the term of this Agreement, which is based upon or arises out of: 1) a breach of contract claim; 2) employment of Employee by Employer; or 3) the August 4, 1995 agreement by and between VDI and DBL.

     29.    EMPLOYEE ACKNOWLEDGMENT.  Employee acknowledges that Employee:
(a) has carefully read this Agreement, and has voluntarily agreed to its terms; (b) has been given the opportunity to discuss this Agreement with Employee's private legal counsel and has utilized that opportunity to the extent Employee wishes to do so.

     NOTICE: BY SIGNING THIS AGREEMENT, YOU ARE AGREEING THAT ALL DISPUTES WILL BE DECIDED BY NEUTRAL ARBITRATION, AND YOU ARE GIVING UP YOUR RIGHT TO A JURY TRIAL OR COURT TRIAL (SEE PARAGRAPH 17.6).

            The date indicated and Employee's signature below acknowledges Employee's review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Agreement.

                              VDI


Date:    3/19/96              By:   /s/ Donald R. Stine
     ----------------------      ----------------------------------------------

Date:    3/19/96                    /s/ Tom Ennis
     ----------------------   -------------------------------------------------


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